Exhibit 19.1

HIRERIGHT HOLDINGS CORPORATION INSIDER TRADING POLICY

To HireRight Directors, Officers and Employees:

Attached is HireRight’s Insider Trading Policy, which has been adopted by the Board of Directors and applies to all directors, officers, and employees of HireRight and its subsidiaries.  Please read this Policy very carefully.

The Policy

HireRight’s stock will be publicly traded following our initial public offering. “Insider trading” refers to purchasing or selling HireRight stock while in possession of material non-public information about our company, as well as disclosing material nonpublic information about HireRight to others who then purchase or sell HireRight stock.

Federal securities laws prohibit insider trading and impose liability not only on persons who trade, or tip inside information to others who trade, but on companies and other controlling persons who fail to take reasonable steps to prevent insider trading by company employees.  As a result, we face severe consequences if we do not take active steps to prevent insider trading, like adopting this policy.

The Consequences

The U.S. Securities and Exchange Commission (SEC) and the stock exchanges are extremely effective in detecting insider trading.  The SEC and the Department of Justice have prosecuted cases involving trading or tipping by employees at all levels of a business, trading or tipping by family members and friends, trading involving offshore accounts and trading involving only a small amount of stock.  The consequences of insider trading violations can be severe:

For individuals who trade on inside information (or tip information to others):

●	civil penalties of up to three times the profit gained or loss avoided;
●	criminal fines (no matter how small the profit); and
●	jail terms.

For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:

•	civil penalty of up to 3 times the profit gained or loss avoided as a result of the employee’s violation; and
•	criminal penalty of up to $25,000,000.

Moreover, if any employee violates this Policy, company-imposed sanctions, including dismissal for misconduct or cause, could result.

Needless to say, any of the above consequences, or even an investigation by the SEC that does not result in prosecution, can tarnish the reputation of the company, its management and the person involved, and irreparably damage a career. We are adopting this policy to avoid even the appearance of improper conduct by anyone employed by or associated with HireRight, and to preserve our reputation for integrity and ethical conduct.

If you have any questions, please feel free to contact Michelle Gouvion or Brian Copple in our Legal Department.

Once again, please read this material very carefully. Yours truly,

Guy P. Abramo
Chief Executive Officer
Enclosure

HIRERIGHT HOLDINGS CORPORATION INSIDER TRADING POLICY

I.        Purpose

This Insider Trading Policy (the “Policy”) provides guidelines to directors, officers and employees of HireRight Holdings Corporation and its direct and indirect subsidiaries (the “Company”) with respect to transactions in the Company’s securities. The Company has adopted this Policy and the procedures set forth herein to help prevent insider trading and to assist the Company’s directors, officers and employees in complying with their obligations under the federal securities laws. Directors, officers and employees are individually responsible to understand and comply with this Policy.

II.      Persons Affected and Prohibited Transactions

This Policy applies to all transactions in the Company’s securities, including common stock, restricted stock, restricted stock units, options and warrants to purchase common stock and any other debt or equity securities the Company may issue from time to time. It applies to all directors, officers and employees of the Company and members of their immediate families who reside with them or anyone else who lives in their household and family members who live elsewhere but whose transactions in Company securities are directed by such directors, officers and employees or subject to their influence and control (collectively, “Related Parties”).

For purposes of this Policy, references to “trading” or to “transactions in securities of the Company” include all of the following:

•
purchases or sales of Company stock, including sales of Company stock acquired upon the exercise of stock options granted by the Company or purchased through the Company’s Employee Stock Purchase Plan,

•	purchases or sales of bonds, options, puts and calls, derivative securities based on securities of the Company,
•	gifts of Company securities,
•	loans of Company securities, hedging transactions involving or referencing Company securities,
•	the fact that earnings are inconsistent with consensus expectations;
•	a pending or proposed merger, joint venture, acquisition or tender offer (including both a sale of the Company and the Company’s acquisition of another business);
•	a significant sale of assets or the disposition of a subsidiary or business unit;
•	changes in dividend policies or the declaration of a stock split or the offering of additional securities;
•	changes in senior management or other key employees;
•	significant new products or services;

•	contributions of Company securities to a trust,
•
broker-assisted cashless exercises of stock options and market sales to raise cash to fund the exercise of stock options and/or taxes payable upon exercise or vesting of awards under the Company’s equity incentive plan that are made at the discretion of the optionee and not pursuant to a pre-arranged trading plan, and

•	trades in Company stock made under an employee benefit plan.

III.     Policy Statement

If you possess material nonpublic information (as further discussed below) relating to the Company or that you received as a result of your role with the Company, neither you nor any Related Party:

●
may affect transactions in securities of the Company (other than pursuant to a prearranged trading plan that complies with Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as described in Part VII below) or engage in any other trading of securities that takes advantage of that information;

●	may pass that information on to any person outside the Company, except as permitted under applicable Company policies and procedures;

●	suggest or otherwise recommend that any person effect a transaction in securities of the Company or engage in any other action that takes advantage of that information; or

●	assist anyone engaged in any of the foregoing activities.

This Policy will continue to apply after termination of employment to the extent that you are in possession of material nonpublic information at the time of termination.  In such case, no transaction in securities of the Company may take place until the information becomes public or ceases to be material.

This Policy also applies to information, obtained in the course of employment with, or by serving as a director of, the Company, relating to any other company, including our customers or suppliers. Neither you nor any Related Party may effect transactions in the securities of any such other company while in possession of material nonpublic information concerning such company that was obtained in the course of employment with the Company.

Material Information.  “Material information” is any information that a reasonable investor would consider important in a decision to buy or sell securities of the Company or other securities. In short, any information that could reasonably affect the price of such securities.  Either positive or negative information may be material. Common examples of information that will frequently be regarded as material are:

●	projections of future earnings or losses, or other guidance concerning earnings;

●	significant legal or regulatory exposure due to a pending or threatened lawsuit or investigation;

●	impending bankruptcy or other financial liquidity problems;

●	a material cyber incident that has not been disclosed;

●	changes in legislation affecting our business; and

●	the gain or loss of a substantial customer, client or supplier.

20-20 Hindsight.  Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions as to the materiality of particular information should be resolved in favor of materiality, and trading should be avoided.

Tipping Information to Others.  Whether the information is proprietary information about the Company or other information that could have an impact on the price of the Company’s securities, you must not pass the information on to others.  Penalties will apply whether or not you derive, or even intend to derive, any profit or other benefit from another’s actions.

When Information is Public.  You may not trade on the basis of material information that has not been broadly disclosed to the marketplace, such as through a press release or a filing with the Securities and Exchange Commission (the “SEC”), and the marketplace has had time to absorb the information.  As a general rule, information should not be considered fully absorbed by the marketplace until the end of the second full trading day after the information is released.  Thus, if information is released after the close of trading on a Monday, trading may not take place until Thursday, whereas if the information in question is released prior to the opening of the market on a Monday, trading may not take place until Wednesday. These examples assume there are no market holidays.

Transactions under Company Plans.  Although this Policy does not generally apply to the exercise of employee stock options or vesting of restricted stock units (other than cashless exercises as described below), it does apply to the discretionary sale of common stock received upon exercise as part of a broker-assisted cashless exercise of a stock option involving the market sale of underlying shares for the purpose of raising cash to fund the exercise of the option, or such a transaction to pay taxes due as a result of exercising a stock option or the vesting of restricted stock units or other awards received under the Company’s equity incentive plans, except pursuant to a Rule 10b5-1. Additionally, this Policy applies to the following elections under a 401(k) plan (if and when the Company makes Company securities an investment alternative under our 401(k) plan):

●	increasing or decreasing periodic contributions allocated to the purchase of Company securities;

●	intra-plan transfers of an existing balance in or out of Company securities;

●	borrowing money against the account if the loan results in the liquidation of any portion of Company securities; and

●	pre-paying a loan if the pre-payment results in allocation of the proceeds to Company securities.

Confidentiality Obligations.   The restrictions set forth in this Policy are designed to avoid misuse of material nonpublic information in violation of the securities laws.  These restrictions are in addition to, and in no way alter, the general obligations that each director, officer and employee of the Company has to maintain the confidentiality of all confidential or proprietary information concerning the Company and its business, as well as any other confidential information, that may be learned in the course of service or employment with the Company.  No such information is to be disclosed to any other person in the Company, unless that person has a clear need to know that information in connection with performance of such person’s work role and responsibilities to the Company, and no such information may be disclosed to any third parties, except as required or otherwise contemplated by your work role and responsibilities to the Company.

You should take precautions to prevent the unauthorized disclosure or other misuse of such information by maintaining files securely, avoiding discussions of such information in public and taking extra care when distributing such information electronically.

IV.     Additional Prohibited Transactions

Because we believe it is improper and inappropriate for any person to engage in short- term or speculative transactions involving the Company’s securities, directors, officers and employees of the Company, and their Related Parties, are prohibited from engaging in any of the following activities with respect to securities of the Company, whether or not in possession of material nonpublic information about the Company:

1.         Purchases of securities of the Company on margin.  You may not purchase securities of the Company on margin or pledge, or otherwise grant a security interest in, securities of the Company.

2.         Short sales (i.e., selling stock you do not own and borrowing the shares to make delivery).  The SEC prohibits directors and officers from selling Company securities short. This Policy is simply expanding this prohibition to cover all employees.

3.         Buying or selling puts, calls, options or other derivatives in respect of securities of the Company.  This prohibition extends to any instrument whose value is derived from the value of any securities (e.g., common stock) of the Company

Directors, executive officers and other employees, and their designees, are prohibited from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of the Company’s equity securities whether they are (1) granted to you by the Company as part of your compensation; or (2) otherwise held, directly or indirectly, by you.

V.       Blackout Periods

The Company’s announcement of quarterly and annual financial results has the potential to have a material impact on the market for the Company’s securities.  Therefore, in order to avoid any appearance that its directors, officers, employees and other insiders are trading while aware of material nonpublic information, all directors, executive officers and employees will be subject to quarterly blackouts on trading.

The Company has established a regular “blackout period” preceding the publication of its financial results for each of the first three fiscal quarters and the fiscal year.  Each blackout period commences 14 days prior to the end of the fiscal quarter or fiscal year, as the case may be, and ends upon completion of the second full trading day after public announcement of the Company’s financial results for the quarter or year, as the case may be.  Thus, if quarterly or annual financial results are released after the close of trading on a Monday, the blackout period will end on the ensuing Thursday, whereas if the results are released prior to the opening of the market on a Monday, the blackout period will end on the ensuing Wednesday. These examples assume there are no market holidays. Individuals not subject to Pre-Clearance must notify the Legal Department in writing pursuant to the procedures set forth by the Legal Department from time to time at least two days before engaging in any market transactions in the Company’s securities.

You should be aware that the regular blackout periods described above may be modified by the Company at any time.  In addition, the Company may from time to time determine that effecting transactions in securities of the Company is inappropriate at a time that is outside the regular blackout periods and, accordingly, may notify you of additional, ad hoc blackout periods at any time.  For example, an ad hoc blackout period may be imposed shortly before issuance of interim earnings guidance. If the Company modifies the regular blackout period for any reason, it will provide prior written notice of the modification and any additional prohibition on trading during a non-blackout period. Persons who terminate their employment with the Company during a blackout period will remain subject to the restrictions until the end of such period.

The prohibition described in this Part V shall not apply to gifts of Company securities or contributions of Company securities to a trust for estate planning purposes so long as the requirements of Part VI below are met. We do, however, recommend that gifts and contributions be made, whenever possible, outside of a blackout period. The prohibition shall also not apply to Company securities sold in a public offering specifically authorized by the Company’s board of directors or duly authorized board committee.

The Legal Department may, on a case-by-case basis and in its sole discretion, authorize effecting a transaction in Company securities during a blackout period if the person who wishes to effect such a transaction (i) has, at least five business days prior to the anticipated transaction date (or such shorter period as the Legal Department may determine in any case), notified the Company in writing of the circumstances and the amount and nature of the proposed transaction and (ii) has certified to the Company that he or she is not in possession of material nonpublic information concerning the Company.

VI.     Pre-Clearance of Securities Transactions

To provide assistance in preventing inadvertent violations of the law (which could result for example, from failure by directors and officers subject to comply with reporting obligations under Section 16 of the Exchange Act) and avoiding even the appearance of an improper transaction (which could result, for example, if an officer engages in a trade while unaware of a pending major development), we are implementing the following procedure:

All transactions in securities of the Company by the following persons and their Related Parties must be pre-cleared with the Company’s Legal Department:

●	members of the board of directors and their secretaries and other assistants;

●	executive officers, any other officer who has an obligation to file reports under Section 16 of the Exchange Act, and their secretaries and other assistants;

●	employees in the accounting, finance and Legal Department;

●	employees at the level of Director or above; and

●	any other person designated by the Legal Department.

Persons subject to these restrictions should contact the Legal Department at least five business days (or such shorter period as the Legal Department may determine in any case) in advance to request pre-clearance and may not affect any transaction subject to the pre-clearance request unless given clearance to do so, which clearance, if granted, will be valid only for three business days following the approval date. If a transaction for which clearance has been granted is not affected (i.e., the trade is not placed) within such three-business day period, the transaction must again be pre-cleared. The Legal Department may in its sole discretion revoke a pre-clearance for a trade that has not been placed before the end of any such three-business day period.  Even pre-cleared transactions may not be affected in a blackout period, so persons needing pre-clearance to trade should plan their requests accordingly.

To the extent that a material event or development affecting the Company remains nonpublic, persons subject to pre-clearance will not be given permission to effect transactions in securities of the Company.  Such persons may not be informed of the reason why they may not trade.  Any person that is made aware of the reason for an event-specific prohibition on trading should in no event disclose the reason for the prohibition to third parties and should avoid disclosing the existence of the prohibition, if possible.  Caution should be exercised when telling a broker that the trade cannot be affected at the time.

Note that the pre-clearance procedures may delay the disposition of any security after it is purchased.

VII.    10b5-1 Plans.

The SEC has adopted a safe harbor called Rule 10b5-1, which provides a defense against insider trading liability for trades that are affected pursuant to a pre-arranged trading plan that meets specified conditions.  The trading plan must be properly documented, and all of the procedural conditions of the Rule must be satisfied to avoid liability.

The blackout periods will not prohibit sales pursuant to Rule 10b5-1 plans provided that the insider has previously given instructions or other control to effect pre-planned transactions in securities of the Company to a third party.  The insider must establish the plan at a time when he or she is not in possession of material nonpublic information and the insider may not exercise any subsequent influence over how, when or whether to effect transactions pursuant to the plan.  In addition to other specified conditions, a Rule 10b5-1 plan would specify in writing in advance of the effective date of the plan the details of sales under the plan, or a formula for determining such details.  After adopting a valid Rule 10b5-1 plan, the insider will have an affirmative defense that a sale under the plan was not made “on the basis of” material nonpublic information. Section 16 persons will be required to publicly file Section 16 reports with respect to any sales pursuant to Rule 10b5-1 plans.

The Company will treat the creation, modification or termination of a pre-planned trading program or arrangement established to meet the requirements of Rule 10b5-1 as a transaction subject to the blackout period rules set forth in Part V of this Policy and the pre-clearance requirements under Part VI of this Policy at the time the plan is established or modified. Transactions effected pursuant to a properly established Rule 10b5-1 plan however will not be subject to the pre-clearance or blackout periods under this Policy.

The Company will treat the creation or modification of a pre-planned trading program or arrangement established to meet the requirements of Rule 10b5-1 as a transaction subject to pre-clearance under Part VI of this Policy at the time the plan is established or modified.  Persons subject to the pre-clearance policy should coordinate any such plans or arrangements with the Company’s Legal Department.  Even though each transaction effected under a Rule 10b5-1 plan does not need to be pre-cleared, it nonetheless must be made in accordance with Rule 144 and must be reported on a Form 4 under Section 16 of the Exchange Act.

VIII.  Reporting and Assistance

In addition to the limitations on trading contained in this Policy, certain directors and officers of the Company and its subsidiaries and beneficial owners of more than 10% of the Company’s common stock are also subject to certain reporting requirements under Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”). In addition, any person who beneficially owns 5% or more of the Company’s common stock is subject to certain reporting requirements under Section 13(d) of the Exchange Act. You should contact the Company’s Legal Department if you need further information with respect to these reporting obligations.

Any person who has any questions about this Policy or about specific transactions may contact the Company’s Legal Department.  Remember, however, that the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with you.  In this regard, it is imperative that you use your best judgment and to ask before acting if you are unsure.

STATEMENT OF ACKNOWLEDGMENT*

I have read and I understand HireRight Holdings Corporation and its subsidiaries Insider Trading Policy, and I agree to comply with all of its requirements. I understand that failure to do so can result in termination of employment, among other penalties.

Name:
Print Above

Signature:

Date:

*Applicable to persons subject to Pre-Clearance.